EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Third Quarter Loss of $1,413,000,

Including $1,165,000 in Legal Expense

MINNEAPOLIS – October 20, 2004 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,337,000 for the third quarter ended September 30, 2004, a decrease of 25%, compared to net sales of $7,110,000 for the third quarter of 2003. The net loss for the third quarter of 2004 was $(1,413,000) or $(0.11) per share, compared to net income of $142,000, or $0.01 per share, for the third quarter of 2003. Insignia Point-of-Purchase Services® (POPS) revenues for the third quarter were $4,524,000, a decrease of 27%, compared to third quarter 2003 POPS revenues of $6,180,000.

For the nine months ended September 30, 2004, net sales were $15,115,000, a decrease of 27%, compared to net sales of $20,833,000 for the first nine months of 2003. The net loss for the first nine months of 2004 was $(5,014,000) or $(0.40) per share, compared to $(952,000), or $(0.08) per share for the same period of 2003. Insignia POPS revenues for the first nine months of 2004 were $12,237,000, a decrease of 31%, compared to POPS revenues of $17,814,000 for the first nine months of 2003.

CEO Scott Drill commented, “We continue to be encouraged by the sequential improvement in POPS revenue. We currently have customer orders for approximately $4,600,000 of POPS programs for the fourth quarter. Further, we are optimistic that we will be able to grow POPS revenue next year based on the fact that we have 34% more in customer orders for 2005 on the books than we had a year ago for 2004.”

Drill went on to state, “Turning to the litigation, legal expense for the third quarter was $1,165,000 of which $57,000 related to the private placement transaction which did not occur. Legal expense is expected to decrease in the current quarter due to a ruling in the New York case to stay discovery at this time. We are hopeful that our pending motion to dismiss will be ruled on before year end.”

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October 20, 2004	Insignia Systems, Inc. Reports Third Quarter Loss	Page 2

Conference Call
The Company will host a conference call today, October 20, at 4:00 p.m. Central Time. To access the live call, dial 800-946-0713. The conference code is 974643. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through October 27, 2004. To access the replay, dial 888-203-1112 and reference the passcode 974643.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2003 and SEC Form 10-Q for the quarter ended June 30, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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October 20, 2004	Insignia Systems, Inc. Reports Third Quarter Loss	Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003

Net Sales	$5,337,000	$7,110,000	$15,115,000	$20,833,000
Cost of Sales	3,239,000	3,890,000	9,775,000	11,765,000
Gross Profit	2,098,000	3,220,000	5,340,000	9,068,000
Operating Expenses:
Selling	1,462,000	2,062,000	4,475,000	6,532,000
Marketing	288,000	329,000	828,000	1,069,000
General & administrative	1,777,000	703,000	4,090,000	2,469,000
Impairment of goodwill	—	—	960,000	—

Operating Income (Loss)	(1,429,000)	126,000	(5,013,000)	(1,002,000)
Other Income (Expense)	16,000	16,000	(1,000)	50,000

Net Income (Loss)	$(1,413,000)	$142,000	$(5,014,000)	$(952,000)

Net Income (Loss) Per Share
Basic	$(0.11)	$0.01	$(0.40)	$(0.08)
Diluted	$(0.11)	$0.01	$(0.40)	$(0.08)

Shares used in calculation of
net income (loss) per share:
Basic	12,476,000	12,349,000	12,474,000	12,212,000
Diluted	12,476,000	12,590,000	12,474,000	12,212,000

SELECTED BALANCE SHEET DATA

	September 30, 2004	December 31, 2003

Cash and cash equivalents	$3,697,000	$5,225,000
Working capital	2,236,000	5,797,000
Total assets	8,469,000	11,676,000
Total liabilities	5,535,000	3,854,000
Shareholders' equity	2,934,000	7,822,000

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